EXHIBIT 10.30

AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Dated as of August 8, 2011

Reference is made to that certain Amended and Restated Employment Agreement (the “Original Agreement”), dated as of the Effective Date as defined therein, by and among TMS International Corp. (formerly Metal Services Acquisition Corp.), a Delaware corporation, Tube City IMS Corporation, a Delaware corporation (the “Company”), and Daniel E. Rosati (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Original Agreement.

For good and valuable consideration (including the promises set forth herein), the receipt and sufficiency of which are hereby acknowledged, each of the Company and Executive intending to be legally bound, hereby agree as follows:

1. Amendment.

A.	Section 2B(b) of the Original Agreement is amended and restated in its entirety as follows:

“(b) In addition to the Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus under a bonus plan to be established by the Company, as determined by the Board, in its sole discretion based upon the Company’s achievement of budgetary and other objectives set by the Board;. Bonus compensation earned and payable pursuant to this Section 2B(b), if any, shall be paid in accordance with the Company’s customary practices in the calendar year following the fiscal year for which the bonus is earned, and in no event shall such payment be made later than December 31 of such following calendar year.”

B.	Section 2C(a) of the Original Agreement is amended and restated in its entirety as follows:

“(a) The Employment Period shall begin on the Effective Date and end on December 31, 2014, and shall automatically be extended by one year as of January 1, 2015 at each January 1 anniversary date thereafter on the same terms and conditions set forth herein, as modified from time to time by the parties hereto, unless the Company or Executive gives the other party written notice of election not to so extend the Employment Period at least sixty (60) days prior to any such extension date; provided that (i) the Employment Period shall terminate prior to such date immediately upon the death or Disability of Executive, (ii) the Employment Period may be terminated by the Company at any time prior to such date with or without Cause and (iii) the Employment Period may be terminated by Executive at any time prior to such date.”

C.	Section 2C(b) of the Original Agreement is amended and restated in its entirety as follows:

“(b) If the Employment Period is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) because the Company elects not to renew the Employment Period and as a result Executive is no longer employed by the Company or its subsidiaries on substantially the same terms as set forth herein, Executive shall be entitled to receive the Base Salary through the date of termination plus a “Severance Payment” equal to two (2) times the Base Salary. The Severance Payment shall be payable in equal monthly installments over a period of two (2) years. In addition, (i) the Company shall provide Executive with executive-level outplacement services from an outplacement company selected by the Company, provided that the Company shall not be required to spend more than Ten Thousand Dollars ($10,000) for such services, and (ii) during the period over which the Severance Payment is made, Executive shall, to the extent permitted by the non-discrimination requirements of the Patient Protection and Affordable Care Act, without subjecting the Company to an excise tax under the Internal Revenue Code (“Code”) and to the extent permitted by the Company’s health insurance carrier (if applicable), be entitled to continued health coverage on the same basis that such coverage was provided to Executive prior to the termination of the Employment Period, provided that coverage shall end earlier if and when Executive becomes entitled to comparable coverage under another employer’s health plan (and, if applicable, shall be secondary to Medicare to the extent permitted by law) and that Executive acknowledges and agrees that he will be solely responsible for all taxes imposed upon him under the Code by reason of receiving such coverage. In lieu of such continuing health coverage, Executive may elect to have the Company pay Executive each month during the period over which the Severance Payment is made an amount equal to the amount that the Company would pay to provide health coverage to Executive, on the same basis that such coverage was provided to Executive prior to the termination of the Employment Period, if Executive was still employed by the Company, unless such election is prohibited by applicable law. As a condition to the Company’s obligations to make the Severance Payment to Executive pursuant to this Section 2C(b), Executive must (a) continue to comply with the restrictive covenants contained in Section 3, and (b) execute and deliver a general release agreement in form and substance satisfactory to the Company. Executive must sign and tender the release as described in the immediately preceding sentence not later than sixty (60) days following Executive’s last day of employment, or such earlier date as required by the Company, and if Executive fails or refuses to do so, Executive shall forfeit the right to the Severance Payment as would otherwise be due and payable. If the Severance Payment is otherwise subject to Section 409A of the Code (“Section 409A”) and except as otherwise required by Section 2D, the first installment shall be made on the first pay period following the date that is sixty (60) days after Executive’s employment terminates and shall otherwise be made on the first pay period after the release becomes effective (with the initial salary continuation payment to include any unpaid salary continuation payments from the date Executive’s employment terminated), subject to Executive’s executing and tendering the release on the terms as set forth in the immediately preceding sentence.”

D.	Section 2 of the Original Agreement is amended by inserting the following Section 2D after Section 2C:

“Section 2D. Section 409A.

(a) The Company and Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A, or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 2D. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 2 shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A as determined by the Company in accordance with Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Executive) until the later of (i) the date that is at least six (6) months following Executive’s termination of employment with the Company and (ii) the date that is eighteen (18) months following the effective date of the Amendment to this Agreement (or the earliest date permitted under Section 409A of the Code). Thereafter, payments will commence and continue in accordance with this Agreement until paid in full.

(b) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31 of the calendar year following the calendar year in which the expense was incurred. This Section 2D(b) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.”

E.	The Original Agreement is amended by deleting Section 3F in its entirety and renumbering Sections 3G and 3H accordingly, and by deleting Section 4D(h) in its entirety.

2. Miscellaneous. Except as modified hereby, the provisions of the Original Agreement, shall remain unmodified, and, subject to the amendments contained herein, the Original Agreement is hereby confirmed as having been validly executed and delivered by each of the undersigned and as being in full force and effect. This Amendment may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the substantive laws of the State of New York, without reference to or giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Amended and Restated Employment Agreement to be executed and delivered as of the date first above written.

TMS INTERNATIONAL CORP.

By:	/s/ Thomas E. Lippard
Name: Thomas E. Lippard
Title: Executive Vice President

TUBE CITY IMS CORPORATION

By:	/s/ Thomas E. Lippard
Name: Thomas E. Lippard
Title: Executive Vice President

/s/ Daniel E. Rosati
Daniel E. Rosati

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